EXHIBIT 10.33

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of the 14th day of October, 2005 (the “Effective Date”), between CALIFORNIA INSTITUTE OF TECHNOLOGY (“Caltech”), having a principal place of business at 1200 East California Boulevard, Pasadena, California 91125, and Allozyne, Inc., a corporation duly organized and existing under the laws of the State of Delaware (“Licensee”), having a principal place of business at 1616 Eastlake Ave. E., Seattle, Washington 98102. Caltech and Licensee each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Caltech has been engaged in research into the incorporation of non-natural amino acids into proteins; and

WHEREAS, Licensee is desirous of obtaining, and Caltech wishes to grant to Licensee, an exclusive license to certain Exclusively Licensed Patent Rights and to the Improvement Patent Rights, and a nonexclusive license to certain Technology, all relating to the aforementioned research and as further defined below;

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee as of the Effective Date of this Agreement. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of more than 50 percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. The status of a corporation, limited liability company or other legal as an Affiliate shall terminate if and when control as set forth in this Section 1.1 ceases to exist.

1.2 “Caltech Technology” means the Exclusively Licensed Patent Rights, Improvement Patent Rights, and the Technology.

1.3 “Deductible Expenses” means the following expenses incurred in connection with sales or licensing of Licensed Products to the extent actually paid by Licensee or an Affiliate in accordance with generally accepted accounting principles in the United States: (a) sales, use or turnover taxes; (b) excise, value added or other, taxes or custom duties; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted; (e) agent fees or commissions; and (f) rebates, refunds, and credits for any rejected or returned Licensed Products or because of retroactive price reductions, or rebates or chargebacks.

1.4 “Exclusively Licensed Patent Rights” means Caltech’s rights under: (a) all patents and patent applications listed in Exhibit A attached hereto; (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals„ continuations, continued prosecution applications, of any of the foregoing) ; (d) continuations-in-part of the foregoing not naming an inventor employed by HHMI at the time of invention; and (e) claims of continuation-in-part applications and patents that name an inventor employed by HHMI at the time of invention directed to the subject matter specifically described in the patents and patent applications listed in Exhibit A; and (e) claims of all foreign patent applications and patents which are directed to the subject matter specifically described in the patents and patent applications listed in Exhibit A.

1.5 “Field” means engineered proteins containing non-natural amino acids for therapeutic, diagnostic or research applications, including methods for making such engineered proteins.

1.6 “Improvement Patent Rights” means Caltech’s rights under: (a) all patents and patent applications with at least one claim directed to Improvements which have been elected in writing by Licensee after timely disclosure by Caltech of such Improvements; (b) any patents issuing from the applications described in Section 1.6(a); and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign counterparts of any of the foregoing) to the extent that such patents or applications cover Improvements.

1.7 “Improvements” means any future invention in the Field conceived and reduced to practice or otherwise developed solely in the laboratory of Prof. [*] at Caltech, solely in the laboratory of Prof. [*], or jointly between the laboratories of Profs. [*] and [*], for a period of three years from the Effective Date, and which would infringe a Valid Claim under Exclusively Licensed Patent Rights but for this Agreement.

1.8 “Licensed Product” means any product, device, system, article of manufacture, composition of matter, or process or service in the Field that is covered by, or is made by a process covered by, any Valid Claim or that utilizes Technology in material part.

1.9 “Net Product Revenues” means all amounts actually received by Licensee and Sublicensees (as defined in Section 2.4) and/or Affiliates of any of the above from the sale or other commercial distribution of Licensed Products by Licensee and/or Affiliates (including distribution through all standard commercial channels), less Deductible Expenses.

1.10 “Net Sublicensing Revenues” means all amounts actually received by Licensee and its Affiliates from sublicensees of Licensee or an Affiliate in exchange for a grant of a sublicense by Licensee under the Caltech Technology for the sale, licensing or distribution of Licensed Products, but not including any such amounts attributable to Net Product Revenues.

*Confidential Treatment Requested.

Notwithstanding anything to the contrary, it is understood and agreed that Caltech will not be entitled to any share of amounts actually received by Licensee in exchange for equity, debt, pilot studies or research and development by Licensee, or for performance based milestones (other than sales or marketing milestones), or for the license or sublicense of any intellectual property (other than related to the Caltech Technology), or as reimbursement for patent or other expenses.

1.11 “Technology” means any technology of Caltech and its Affiliates existing as of the Effective Date, or any improvement, enhancement or modification thereof, including all proprietary information, know-bow, procedures, methods, prototypes, and designs, which is (a) requested by Licensee and consented to by Caltech (such consent not to be unreasonably withheld, delayed or conditioned), (b) specifically listed in Exhibit B (c) disclosed in the patent applications and patents listed in Exhibit A or any continuation-in-part thereof, or (d) disclosed in any of the patents or patent applications described in Sections 1.6(a) or 1.6(b). Such Technology must not be covered by any claim of an issued patent owned or controlled by Caltech.

1.12 “Valid Claim” means a claim of an issued patent within the Exclusively Licensed Patent Rights or Improvement Patent Rights that has not:

(a) expired or been canceled;

(b) been finally adjudicated to be invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction (and from which no appeal is or can be taken); or

(c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2

LICENSE GRANT

2.1 Grant of Rights. Caltech hereby grants to Licensee the following rights and licenses:

(a) an exclusive, royalty-bearing license under the Exclusively Licensed Patent Rights and the Improvement Patent Rights, and the right to grant and authorize sublicenses as set forth in Section 2.4, to make, have made, import, use, sell and offer for sale the Licensed Products in the Field throughout the world; and

(b) a nonexclusive, royalty-bearing license under the Technology, with the right to grant and authorize sublicenses as set forth in Section 2.4, to make, have made, import, use, sell, offer for sale, reproduce, distribute, display, perform, create derivative works modify, improve, develop and otherwise commercially exploit the Licensed Products in the Field throughout the world.

These licenses are personal to and may not be assigned by Licensee, except as otherwise permitted by the terms of this Agreement.

2.2 Reservation of Rights; Government Rights. These licenses are subject to: (a) the reservation of Caltech’s right to make, have made, import and use the Licensed Products for noncommercial educational and research purposes, but not for sale or other commercial distribution to third parties; and (b) any existing right of the U.S. Government under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq., including, but not limited to, the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention, conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world.

Licensee agrees that all Licensed Products covered by an Exclusively Licensed Patent Right, and to be sold, licensed, distributed or used by or on behalf of Licensee or its Affiliates in the United States, shall be manufactured substantially in the United States to the extent (if at all) required by 35 U.S.C. Section 204.

Caltech reserves the right to allow other nonprofit institutions to use the Caltech Technology for non-commercial educational and research purposes in their facilities. Rights not explicitly granted herein are reserved by Caltech.

2.3 Reservation of Rights; HHMI Rights. The licenses granted in Section 2.1 are subject to the Howard Hughes Medical Institute’s (“HHMI”) institution-wide, paid-up, non-exclusive, irrevocable license to use the intellectual property identified below as CIT-3606, and licensed hereunder, for its research purposes without the right to sublicense or assign. If research tools are being licensed hereunder, the HHMI and the National Institutes of Health (NIH) research tools policies must be considered.

2.4 Sublicensing. Subject to the applicable rights of and obligations due to Caltech and HHMI and contained in this Agreement, Licensee has the right hereunder to grant sublicenses to third parties, and such third parties shall have the right to grant further sublicenses to other third parties, provided that the sublicenses may be of no greater scope than the licenses under Section 2.1, subject to the rights reserved under Sections 2.2 and 2.3. The term “Sublicensees” refers to third parties granted rights hereunder, whether by Licensee or by its sublicensees.

Licensee shall include all its and relevant Sublicensee’s sublicensing income in Licensee’s reports to Caltech, as provided in Section 5.11, and Licensee shall pay royalties thereon pursuant to Section 5.4.

Licensee shall not receive, or agree to receive, anything of value in lieu of cash or equity from a third party under a sublicense granted pursuant to this Section 2.4, without Caltech’s express prior written permission which shall not be unreasonably withheld, delayed or conditioned. Licensee shall furnish Caltech within thirty (30) days of the execution thereof a true and complete copy of each sublicense and any changes or additions thereto.

Any sublicenses granted by Licensee and any Sublicensee shall survive termination of the license rights granted herein (both exclusive and nonexclusive) or of this Agreement, provided that the following conditions are met as of the date of such termination: (a) the written agreement between Licensee and its direct Sublicensee pursuant to which the sublicense was granted (i) obligates such Sublicensee to thereafter render to Caltech all sublicense royalties or other sublicense-related consideration that such Sublicensee would have owed to Licensee under the sublicense, (ii) names Caltech and HHMI as third party beneficiaries solely for the purposes of enforcing its rights relating to a bankruptcy event affecting Licensee, and (iii) affirms that Licensee shall remain responsible for all obligations to such Sublicensee (other than those requiring Licensee to hold a license under the Exclusively Licensed Patent Rights or Technology), unless Caltech (at its discretion) elects to assume such obligations; and (b) Licensee informs such Sublicensee in writing (with a copy to Caltech) that such Sublicensee’s obligations pursuant to (a) are in effect as a result of the termination.

2.5 No Other Rights Granted. The Parties agree that neither this Agreement, nor any action of the Parties related hereto, may be interpreted as conferring by implication, estoppel or otherwise, any license or rights under any intellectual property rights of Caltech other than as expressly and specifically set forth in this Agreement, regardless of whether such other intellectual property rights are dominant or subordinate to the Exclusively Licensed Patent Rights.

ARTICLE 3

DISCLOSURE AND DELIVERY

3.1 Exclusively Licensed Patent Rights. Caltech shall promptly disclose and deliver to Licensee copies of all patent applications, issued patents and file histories for patent applications and issued patents within the Caltech Technology upon request by Licensee.

ARTICLE 4

PROSECUTION OF PATENT APPLICATIONS

AND PAYMENT OF PATENT COSTS

4.1 Prosecution by Caltech. Caltech shall use reasonable efforts, consistent with its normal practices, to: (a) prepare, file and prosecute any and all patent application(s) in connection with the Exclusively Licensed Patent Rights; and (b) prepare, file and prosecute any and all patent application(s) in connection with the Improvement Patent Rights licensed hereunder for which Caltech or Licensee deems it beneficial to obtain additional coverage. Licensee may recommend patent counsel for this purpose. At Licensee’s request, Caltech shall request that its patent counsel waive any conflict of interest so that such patent counsel may prepare, prosecute and file patent applications for the Licensee in addition to those covered by this Agreement. Such request for conflict waiver can be reasonably withheld by Caltech if in its sole discretion, an actual conflict exists. Caltech shall provide the Licensee with copies of all relevant documents from and correspondence with the U.S. Patent and Trademark Office and corresponding foreign jurisdictions so that Licensee will be informed of the continuing prosecution and other administrative proceedings involving the Exclusively Licensed Patent Rights and the Improvement Patent Rights. Licensee may comment upon such documents and correspondence sufficiently in advance of the filing deadline for a response, and Caltech shall reasonably consider Licensee’s comments in preparing such response. Caltech shall permit Licensee to review all patent applications and claims made therein, and Caltech shall make reasonable efforts to implement modifications thereto as may be requested by Licensee prior to filing and during prosecution. Caltech shall consult with Licensee in a timely manner before electing countries for national stage prosecution. Licensee shall be responsible for costs only for those foreign jurisdictions in which it has elected to proceed with prosecution.

With respect to filings pursuant to clause (b) of this Section 4.1, Caltech shall promptly disclose Improvements to Licensee and Licensee shall elect within thirty (30) days whether such Improvements shall be included within the Improvement Patent Rights, at its expense. Caltech will have no obligation to prosecute patent applications that may constitute Improvements that are not elected by licensee. Upon written election by Licensee, Exhibit A shall be automatically amended and deemed to include, without any further action by the Parties, inventions within the Exclusively Licensed Patent Rights or Improvement Patent rights, as applicable.

4.2 Prosecution by Licensee. If Caltech declines to file, prosecute or maintain Exclusively Licensed Patent Rights or Improvement Patent Rights, then Licensee may elect to assume responsibility for such filing, prosecution or maintenance at its expense (the “Abandoned Patent Rights”). Caltech agrees to fully cooperate with Licensee in filing, prosecuting, and maintaining any such patent applications or patents within the Abandoned Patent Rights, and Caltech agrees to execute any and all documents as shall be necessary for such purpose, and not to impair in any way the patentability of any of the foregoing. With respect to the Abandoned Patent Rights, Licensee shall retain an exclusive license under Section 2.1 to the Abandoned Patent Rights; however, Licensee shall not be required to pay any royalties or other fees to Caltech for any Licensed Product whose use, sale, offer for sale, manufacture or import would infringe solely the Abandoned Patent Rights but which would not infringe any Exclusively Licensed Patent Rights or Improvement Patent Rights.

4.3 Patent Costs. Except as specified in the next paragraph, Licensee shall reimburse Caltech for all reasonable past and future expenses (including reasonable attorneys’ fees) incurred by Caltech for the filing, prosecution and maintenance, interference or reexamination proceedings, of Exclusively Licensed Patent Rights and Improvement Patent Rights. All amounts owed by Licensee for the reimbursement of past patent expenses shall be due [*] months after the Effective Date. All other patent expenses owed are due within [*] days following receipt by Licensee from Caltech of an invoice covering such fees. Invoices for patent prosecution costs rebilled to Licensee by Caltech shall contain a description of the services and activities as provided to Caltech by patent counsel. Licensee may elect not to pay the foregoing patent costs and fees with respect to a particular patent application or patent. In the event that Licensee elects not to pay any of the forgoing costs and fees with respect to a particular application or patent, Caltech, may, at its option, continue such prosecution or maintenance, although any patent or patent application resulting from such prosecution or maintenance will thereafter no longer be subject to the license hereunder.

ARTICLE 5

ROYALTIES

5.1 Timing and Computation. All royalties hereunder shall be computed on a quarterly basis for the quarters ending March 31st, June 30th, September 30th, and December 31st of each calendar year. Royalties for each such quarter shall be due and payable within [*] days after the end of such quarter.

*Confidential Treatment Requested.

5.2 Product Royalties.

(a) In any country in which a Licensed Product is covered by a Valid Claim, Licensee or Sublicensee shall pay Caltech a royalty of [*] of Net Product Revenues attributable to each such Licensed Product sold, licensed or distributed by Licensee and Affiliates in such country.

(b) In any country in which a Licensed Product is not covered by a Valid Claim, Licensee or Sublicensee shall pay Caltech a royalty during the Royalty Term of [*] of Net Product Revenues attributable to each such Licensed Product sold, licensed or distributed by Licensee and Affiliates in such country.

5.3 Bundled Products and Services. In the event that a Licensed Product is sold, licensed or distributed in combination with one or more other products or services which are not Licensed Products, Net Product Revenues for such a combination product will be calculated on a country-by-country basis by multiplying actual net sales (calculated on the basis as if such actual net sales were Net Product Revenues) of such combination product by the fraction A/(A+B), where (i) “A” is the average invoice price, during the relevant calendar quarterly period, of the Licensed Product component in such combination product when sold or licensed separately by Licensee or an Affiliate, and (ii) “B” is the average invoice price during such period of any other product(s) or service(s) in the combination when sold or licensed separately by Licensee or an Affiliate. If the product(s) or service(s) in the combination that are not Licensed Products have not been sold or licensed separately by Licensee or an Affiliate in the relevant calendar quarterly period, Net Product Revenues for such a combination product shall be calculated by multiplying actual net sales (calculated on a basis as if such actual net sales were Net Product Revenues) of such combination product by the fraction A/C, where (x) “A” is the average invoice price, during the last calendar quarterly period, of the Licensed Product component in such combination product when sold or licensed separately, and (y) “C” is the average invoice price of the combination product during such period. If the Licensed Product component of a combination product has not been sold or licensed separately by Licensee or an Affiliate in the last calendar quarterly period, Net Product Revenues shall be calculated as in the immediately preceding sentence, except that “A” shall be the total manufacturing cost of Licensed Product component of the combination product, and “C” shall be the total manufacturing cost of the combination product.

5.4 Sublicensing Royalties. Licensee shall pay Caltech [*] of Net Sublicensing Revenues.

5.5 Minimum Annual Royalties. A minimum annual royalty of twenty thousand dollars ($20,000.00) is due Caltech on the third anniversary of the Effective Date and each subsequent anniversary thereof. Any royalties paid under Sections 5.2, 5.3 and 5.4 for the one- year period preceding the date of payment of the minimum annual royalty shall be creditable against the annual minimum. Caltech shall have the right to terminate this Agreement pursuant to Section 10.3 for failure to pay such minimum annual royalty.

*Confidential Treatment Requested.

5.6 Third Party Payments Offset. If Licensee or any Sublicensee or an Affiliate of any of the foregoing is required to make any payment with respect to a Licensed Product (including, but not limited to, royalties or license fees) to one or more third parties to avoid or settle a claim of infringement of the intellectual property rights of such third party in any country, and Licensee provides Caltech with reasonable evidence of such third-party payments, Licensee may offset the amount of such payments against up to [*] of the amounts due Caltech in any given year, with excess payments eligible for carryover to future years, subject in each year to the [*] limit set forth above.

5.7 Currency Conversion. For the purpose of determining royalties payable to Caltech under this Agreement, amounts received by Licensee in currencies other than U.S. dollars shall be converted into U.S. dollars using the noon U.S. dollar buying rate of the Federal Reserve Bank of New York on the last business day of the calendar quarterly period for which such royalties payable to Caltech are to be calculated.

5.8 Convenience of the Parties. Caltech and Licensee acknowledge that each of the royalties set forth in this Article 5 represents an integrated royalty established for the convenience of the Parties in order to avoid the technical, legal and accounting complexities of analyzing and apportioning the relative contributions of the various forms of patent and/or trade secret rights licensed to Licensee hereunder.

5.9 Record Keeping and Audits. Licensee shall keep complete and accurate production and accounting records relating to commercialization (including commercialization via sublicenses) of Licensed Products. Caltech shall be entitled to have a nationally recognized independent accounting firm which has had no prior relationship with either Caltech or Licensee (the “Accounting Firm”) audit such records, during Licensee’s normal business hours and after not less than thirty (30) business days prior written notice to Licensee, to determine Licensee’s compliance with the provisions of this Article 5. The Accounting Firm will disclose to Caltech only whether the royalties payments made were correct or incorrect and, if incorrect, the amount by which such royalties payments were underpaid or overpaid. Licensee shall reimburse Caltech [*] of any unpaid royalties resulting from any noncompliance discovered as a result of any such audit; and Licensee shall also pay Caltech an additional [*] of the entire amount of any underpayment exceeding [*] of the corresponding amount previously paid. Such audits shall be at Caltech’s expense, and shall occur no more than in any 12 month period, except that in the case of any underpayment exceeding [*] of the amount actually paid: (a) Licensee shall reimburse Caltech for the cost of such audit; and (b) Caltech shall be entitled to conduct additional quarterly audits, at Licensee’s expense, until any such audit demonstrates that Licensee is in compliance with its obligations hereunder. Caltech shall reimburse Licensee [*] of any overpayment of Royalties to Caltech by Licensee discovered as a result of any audit conducted pursuant to this Section 5.9.

5.10 Reporting. For so long as royalties are payable under this Agreement, Licensee shall report in writing to Caltech on or before May 31st, August 31st, November 30th, and February 28th, Net Revenues and the number of units of Licensed Products sold during the preceding calendar quarter by Licensee, and the royalties or other revenues Licensee received from Sublicensees during the preceding calendar quarter for the sale of Licensed Products. Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due Caltech.

*Confidential Treatment Requested.

5.11 Royalties Basis. Royalties due under this Article 5 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis.

5.12 Limitation on Royalties Payment Obligation. No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim in any country. No royalty shall be payable with respect to Licensed Products distributed for use in research and/or development or as promotional samples or otherwise distributed without charge to third parties.

ARTICLE 6

LICENSEE EQUITY INTEREST

6.1 Issuance of Common Stock. Upon the consummation of Licensee’s Series B Convertible Preferred Stock financing, in which Licensee raises at least [*] in gross proceeds, Licensee shall issue to Caltech, in partial consideration of Licensee’s receipt of the licenses granted under this Agreement, 416,429 shares of Licensee’s common stock, $0.01 par value per share. Such issuance of shares shall be pursuant to a mutually agreeable stock purchase agreement between Licensee and Caltech.

6.2 Transfer Restrictions. Caltech agrees that, in the event of any underwritten or public offering of securities of Licensee or an Affiliate, Caltech shall comply with and agree to any required restriction on the transfer of its equity interest, or any part thereof; imposed by the underwriter (or the Licensee, if such offering is not an underwritten offering), and shall perform all acts and sign all necessary documents required with respect thereto. Caltech hereby consents to the entry of any stop orders on all shares of Licensee held by Caltech. Other than the foregoing, Caltech shall not be restricted from transferring its equity interest to any entity in any manner not prohibited by law.

ARTICLE 7

DUE DILIGENCE

7.1 Commercialization. Licensee agrees to use commercially reasonable efforts to commercialize Licensed Products (i.e., commercially sell the Licensed Products) as soon as practicable. Licensee shall be deemed to have satisfied its obligations under this Section 7.1 if Licensee has an ongoing and active research, development or marketing program, directed primarily toward commercial production and use of one or more Licensed Products. Any efforts of Affiliates or Sublicensees shall be considered efforts of Licensee for the purpose of determining Licensee’s compliance with its obligation under this Section 7.1.

7.2 Reporting. On each yearly anniversary of the Effective Date, Licensee shall issue to Caltech a detailed written report on its progress in introducing commercial Licensed Product(s). Such report shall be considered confidential information of Licensee subject to Article 11.

*Confidential Treatment Requested.

7.3 Failure to Commercialize. If Licensee is not fulfilling its obligations under Section 7.1 with respect to the Field in any country, and Caltech so notifies Licensee in writing, Caltech and Licensee shall negotiate in good faith any additional commercially reasonable efforts to be taken by Licensee to commercialize the Licensed Products. If the Parties do not reach agreement within sixty (60) days of Caltech’s written notice, the Parties shall submit the issue to arbitration as provided in Article 12 to determine whether Licensee has in fact failed to use its best efforts to commercialize Licensed Product(s). In the event that the arbitrators in such arbitration determine that Licensee has failed to use commercially reasonable efforts to commercialize Licensed Product(s), Caltech may terminate the licenses under this Agreement.

ARTICLE 8

LITIGATION

8.1 Enforcement. Both Caltech and Licensee agree to promptly notify the other in writing should either Party become aware of possible infringement by a third party of the Exclusively Licensed Patent Rights or Improvement Patent Rights. If Licensee has supplied Caltech with evidence of infringement of Exclusively Licensed Patent Rights or Improvement Patent Rights, Licensee may by notice request Caltech to take steps to enforce the Exclusively Licensed Patent Rights and/or Improvement Patent Rights. If Caltech does not, within sixty (60) days of the receipt of such notice, initiate an action against the alleged infringer, Licensee may upon notice to Caltech initiate such an action at Licensee’s expense, either in Licensee’s name or in Caltech’s name if so required by law. Licensee shall be entitled to control any such action initiated by it.

8.2 Other Defensive Litigation. If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Exclusively Licensed Patent Rights or Improvement Patent Rights is brought against Licensee and/or Caltech, Licensee may elect to control the defense of such action, and if Licensee so elects it shall bear all the costs of the action. If mutually agreed between the Parties, Licensee may also undertake the defense of any interference, opposition or similar procedure with respect to the Exclusively Licensed Patent Rights and/or Improvement Patent Rights, providing that Licensee bears all the costs thereof

8.3 Cooperation. In the event either Party takes control of a legal action or defense pursuant to Sections 8.1 or 8.2, (thus becoming a “Controlling Party”), the other Party shall fully cooperate with and supply all assistance reasonably requested by the Controlling Party, instituting or carrying on such action or defense, including without limitation: (a) using commercially reasonable efforts to have its employees consult and testify when requested; (b) making available relevant records, papers, information, samples, specimens, and the like; and (c) joining any such action in which it is an indispensable party. The Controlling Party shall bear the reasonable expenses (including reasonable salary and travel costs) incurred by the other Party in providing such assistance and cooperation. Each Party shall keep the other Party reasonably informed of the progress of the action or defense, and the other Party shall be entitled to participate in such action or defense at its own expense and using counsel of its choice. As a condition of controlling any action or defense involving the Exclusively Licensed Patent Rights and/or Improvement Patent Rights pursuant to Sections 8.1 or 8.2, Controlling Party shall use its best efforts to preserve the validity and enforceability thereof.

8.4 Settlement. If Licensee is a Controlling Party, then Licensee shall have the right to settle any claims thereunder, but only upon terms and conditions that are acceptable to Caltech, such acceptance not to be unreasonably withheld, delayed or conditioned. Should Licensee elect to abandon such an action or defense other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to Caltech, Licensee shall give timely advance notice to Caltech who, if it so desires, may continue the action or defense.

8.5 Recoveries. Any amounts paid to Licensee by third parties as the result of an action or defense pursuant to Sections 8.1 or 8.2 (including in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each Party. Any remainder shall be divided between the Parties as follows:

(a) To the extent the amount recovered reflects Licensee’s lost profits or royalties, Licensee shall retain the remainder, less the amount of any royalties that would have been due Caltech under Article 5 on account of such lost profits or royalties, provided that (i) Licensee shall in any event retain at least [*] of the remainder; and (ii) Caltech shall receive an amount equal to the royalties it would have received if such sales had been made by Licensee, provided such an amount shall in no event exceed [*] of the remainder; and

(b) To the extent the amount recovered does not reflect Licensee’s lost profits or royalties, [*] shall be paid to the Controlling Party at the time of recovery, and [*] to the other Party.

8.6 Infringement Defense. If License; an Affiliate or Sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that cover a Licensed Product, Licensee will promptly notify Caltech. Licensee will be responsible for the expenses of and will be entitled to control the defense or settlement of, any such action(s).

8.7 Marking. Licensee agrees to mark the Licensed Products with the numbers of applicable issued patents within the Exclusively Licensed Patent Rights or Improvement Patent Rights, unless such marking is commercially infeasible in accordance with normal commercial practices, in which case the Parties shall cooperate to devise a commercially reasonable alternative to such marking.

8.8 Expiration or Abandonment. In a case where one or more patents or particular claims thereof within the Exclusively Licensed Patent Rights or Improvement Patent Rights expire, or are abandoned, or are declared invalid or unenforceable by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefore, then the effect thereof hereunder shall be:

(a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Exclusively Licensed Patent Rights or Improvement Patent Rights for the purpose of this Agreement; and

(b) that such construction so placed upon the Exclusively Licensed Patent Rights or Improvement Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by Licensee only in accordance with such construction.

*Confidential Treatment Requested.

In the event that Licensee challenges the validity of Exclusively Licensed Patent Rights or Improvement Patent Rights, Licensee may not cease paying royalties as of the date validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.

8.9 Adjustment. In the event that any of the contingencies provided for in Section 8.8 occurs, Caltech agrees to renegotiate in good faith with Licensee a reasonable royalty rate under the remaining Exclusively Licensed Patent Rights which are unexpired and in effect and under which Licensee desires to retain a license.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Representations and Warranties of Caltech. Caltech hereby represents and warrants to Licensee that as of the Effective Date:

(a) there are no outstanding licenses, options or agreements of any kind relating to the Exclusively Licensed Patent Rights or Improvement Patent Rights in the Field, other than pursuant to this Agreement;

(b) Caltech has the power to grant the rights, licenses and privileges granted herein and can perform as set forth in this Agreement without violating the terms of any agreement that Caltech has with any third party.

(c) to the best of Caltech’s knowledge as of the Effective Date, exercise of the license rights granted to Licensee under the Exclusively Licensed Patent Rights does not infringe any other Caltech patents, patent applications or patent rights.

9.2 Exclusions. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, CALTECH HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY RELATING TO ANY OF THE FOLLOWING:

(a) THAT ANY PRACTICE BY OR ON BEHALF OF LICENSEE OF ANY INTELLECTUAL PROPERTY LICENSED HEREUNDER IS OR WILL BE FREE FROM INFRINGEMENT OF RIGHTS OF THIRD PARTIES; AND

(b) AS TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY RIGHTS, WITH RESPECT TO ANY TECHNOLOGY PROVIDED BY CALTECH TO LICENSEE HEREUNDER.

9.3 Indemnification by Caltech. Caltech shall indemnify, defend and hold harmless Licensee and its directors, officers, agents, employees and stockholders from and against any and all losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of a material breach by Caltech of its representations and warranties set forth in Section 9.1 (“Indemnification Claims”), except to the extent involving or relating to a material breach by Licensee of its representations and warranties, provided that: (a) Caltech is notified promptly of any Indemnification Claims; (b) Caltech has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified Parties cooperate to the extent necessary in the defense of any Indemnification Claims. The foregoing shall be the sole and exclusive remedy of Licensee for breach of Section 9.1.

9.4 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Caltech and its trustees, officers, agents and employees from and against any and all losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of third party claims brought against Caltech relating to the manufacture, sale, licensing, distribution or use of Licensed Products by or on behalf of Licensee or its Affiliates, except to the extent involving or relating to a material breach by Caltech of its representations and warranties.

9.5 HHMI Indemnification.

(a) HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”) will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

(b) Licensee agrees not to settle any Claim against an HHMI Indemnitee without HHMI’s written consent, where (i) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (ii) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (iii) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled Claim. An HHMI Indemnitee shall provide Licensee with prompt written notice of any Claim for which indemnification may be sought pursuant to Section 9.5(a). In the case of an HHMI Indemnitee, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of an HHMI Indemnitee to give reasonably prompt notice to Licensee of any such Claim shall not affect the rights of such HHMI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee.

9.6 Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, Sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of and are enforceable by HHMI in its own name.

9.7 Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement and the rights and licenses hereunder shall take effect on the Effective Date and continue until the expiration, revocation, invalidation, or unenforceability of the Exclusively Licensed Patent Rights or Improvement Patent Rights licensed to Licensee hereunder, or as long as royalties are due pursuant to Article 5 of this Agreement, unless earlier terminated pursuant to the terms of this Agreement

10.2 Royalty Term. No royalties or fees shall be due and payable to Caltech under this Agreement for any sales or other transactions which take place after the date of the last to expire, be revoked, be invalidated, or be deemed unenforceable of the Exclusively Licensed Patent Rights or Improvement Patent Rights.

10.3 Termination for Monetary Breach. Caltech shall have the right to terminate this Agreement and the rights and licenses hereunder if Licensee fails to make any payment due including patent expenses, minimum annual royalties or royalties hereunder and Licensee continues to fail to make the payment, for a period of thirty (30) days after receiving written notice from Caltech specifying Licensee’s failure; provided, however, that if Licensee receives such default notice from Caltech of nonpayment and if the Licensee notifies Caltech in writing within thirty (30) days of receipt of such notice that it disputes the asserted non-payment, the matter will be submitted to arbitration as provided in Article 12 of this Agreement. In such event, Caltech shall not have the right to terminate this Agreement until it has been finally determined in such arbitration proceeding that Licensee materially breached this Agreement, and further that Licensee has failed to cure such breach within thirty (30) days after the conclusion of such arbitration proceeding. Upon any such termination, (a) Licensee shall have six (6) months to complete the manufacture of any Licensed Products that are then works in progress for sale and to sell its inventory of Licensed Products, provided that Licensee pays the applicable royalties, and (b) any sublicenses shall survive termination in accordance with Section 2.4.

10.4 Termination for Non-Monetary Breach. If this Agreement is materially breached by either Party (other than for Licensee’s failure to make any payment due), the non-breaching Party may elect to give the breaching Party written notice describing the alleged breach. If the breaching Party has not cured such breach within thirty (30) days after receipt of such notice, the notifying Party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement and the rights and licenses hereunder effective immediately; provided, however, that if either Party receives notification from the other of a material breach and if the Party alleged to be in default notifies the other Party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article 12 of this Agreement. In such event, the non-breaching Party shall not have the right to terminate this Agreement until it has been finally determined in such arbitration proceeding that the other Party materially breached this Agreement, and the breaching Party has failed to cure such breach within thirty (30) days after the conclusion of such arbitration proceeding.

10.5 Other Termination. Licensee may, upon written notice to Caltech, terminate this Agreement, in whole or in part, at any time for any reason or for no reason. Caltech can terminate this Agreement, in whole or in part, as set forth in Sections 5.5 and 7.3.

10.6 Accrued Liabilities. Termination of this Agreement for any reason shall not release a Party from any liability which, at the time of such termination, has already accrued or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

10.7 Survival. The following shall survive any expiration or termination (in whole or in part) of this Agreement: (a) any provision plainly indicating that it should survive; (b) any royalty due and payable on account of activity prior to the termination; and (c) Sections or Articles 6.2, 9.2, 9.3, 9.4, 9.5, 9.7, 10, 11, 12, 13.1 and 14.

ARTICLE 11

CONFIDENTIALITY

11.1 Nondisclosure and Nonuse. Each Party agrees not to directly or indirectly disclose any confidential or proprietary information of the other Panty to any third party, except for Caltech’s disclosure of the Agreement to HHMI for review purposes, without the prior written consent of the other Party, or to use any such confidential or proprietary information for any purpose other than as contemplated by this Agreement. The Technology, and the specification of any unpublished patent application, shall be considered confidential information of Caltech, except to the extent (if at all) the foregoing is inherently disclosed in the normal course of use of a Licensed Product. The terms of this Agreement and of any sublicense agreement, progress reports and royalty reports shall be considered confidential information of both Parties. Notwithstanding anything to the contrary, confidential and proprietary information of a Party shall not include any information which: (a) is independently developed, without access to such Party’s confidential or proprietary information, by the other Party; (b) is acquired by the other. Party from a third party who has the right to disclose such information; or (c) is or becomes part of the public domain (e.g., by publication of a patent or by any other means) except via an unauthorized act or omission by the other Party.

11.2 Permitted Disclosures. Notwithstanding the foregoing, each Party may disclose: (a) confidential or proprietary information as required by securities or other applicable laws or pursuant to governmental proceedings, provided that the disclosing Party gives advance written notice to the other Party sufficient to allow the other Party the reasonable opportunity to object to, and to take legal action to prevent such disclosure, and the disclosing Party reasonably cooperates with the other Party in limiting the disclosure to only those third parties having a legal entitlement to such disclosure; (b) confidential or proprietary information to a Party’s actual or prospective stockholders, investors or corporate partners, or to that Party’s accountants, attorneys, and other professional advisors; and (c) the fact that Licensee has been granted a license under the Exclusively Licensed Patent Rights. Except with respect to the above third parties and HHMI, Licensee agrees not to disclose information described in Section 11.1 to any third party unless under an appropriate nondisclosure agreement.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Patent Matters. No issue of the validity of any patent within the Exclusively Licensed Patent Rights or Improvement Patent Rights, enforceability of any patent within the Exclusively Licensed Patent Rights or Improvement Patent Rights, infringement of any patent within the Exclusively Licensed Patent Rights or Improvement Patent Rights, the scope of any of the claims of any patent within the Exclusively Licensed Patent Rights or Improvement Patent Rights and/or any dispute that includes any such issue, shall be subject to arbitration under this Agreement unless otherwise agreed by the Parties in writing.

12.2 In General. Except for those issues and/or disputes described in Section 12.1, any dispute between the Parties concerning the interpretation, construction or application of any terms, covenants or conditions of this Agreement shall be resolved by arbitration.

12.3 Rules. Arbitration shall be in accordance with the CPR Institute For Dispute Resolution (“CPR”) Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes or Rules for Non-Administered Arbitration, as appropriate, in effect on the Effective Date by a sole Arbitrator who shall be appointed in accordance with the applicable CPR rules. The arbitrator shall apply the law of the State of California, without reference to rules of conflict of law, to the merits of any dispute or claim. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16.

12.4 Enforcement of Award. Any award made (a) shall be a bare award limited to a holding for or against a Party and affording such remedy as is within the scope of the Agreement; (b) shall be accompanied by a brief statement (not to exceed ten (10) pages) of the reasoning on which the award rests; (c) shall be made within four (4) months of the appointment of the arbitrator; and (d) may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary, under no circumstances shall Caltech be required to refund any monies previously paid, or forego any amounts previously accrued and not previously paid, but determined to have been correctly calculated, under the terms of this Agreement.

12.5 Expenses. Each Party shall bear its own expenses incurred in connection with any attempt to resolve disputes hereunder, but the compensation and expenses of the arbitrator shall be borne equally.

12.6 Limitation. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary or other similar damages in excess of compensatory damages against any Party, and each Party irrevocably waives any claim thereto.

12.7 HHMI. Notwithstanding the foregoing, any dispute affecting the rights or property of HHMI shall not be subject to the arbitration provisions set forth above nor shall HHMI have any rights to nor be awarded any damages or other compensation issuing from any arbitration provided for by this Agreement

ARTICLE 13

PRODUCT LIABILITY

13.1 Product Liability Indemnification. Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee, Affiliates, their customers or any third party, for any claims, demands, losses, costs, or other damages which may result from personal injury, death, or property damage related to Licensed Products (“Product Liability Claims”). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, faculty and employees from any such Product Liability Claims, provided that: (i) Licensee is notified promptly of any Product Liability Claims; (ii) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (iii) all indemnified parties cooperate to the extent necessary in the defense of any such Product Liability Claims.

13.2 Insurance. Prior to such time as Licensee begins to sell or distribute Licensed Products, Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than [*] per incident and [*] in annual aggregate, and naming those indemnified under Sections 9.5 and 13.1 as additional insureds. Such comprehensive general liability insurance shall provide: (a) product liability coverage; and (b) broad form contractual liability coverage for Licensee’s indemnification of Caltech and HHMI under Sections 9.5 and 13.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than [*] after it has ceased commercial distribution or use of any Licensed Product. Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech.

13.3 Loss of Coverage. Licensee shall provide Caltech with notice at least [*] days prior to any cancellation, non-renewal or material change in such insurance, to the extent Licensee receives advance notice of such matters from its insurer. If Licensee does not obtain replacement insurance providing comparable coverage within [*] days following the date of such cancellation, non-renewal or material change, Caltech shall have the right to terminate this Agreement effective at the end of such [*] day period without any additional waiting period; provided that if Licensee provides credible written evidence that it has used reasonable efforts, but is unable, to obtain the required insurance, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either (at Caltech’s discretion) grant a limited waiver of Licensee’s obligations under this Article 13 or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures.

ARTICLE 14

MISCELLANEOUS

14.1 Notices. All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with written confirmation of receipt; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:

*Confidential Treatment Requested.

(a)       If to Caltech, to:

California Institute of Technology

1200 East California Boulevard

Mail Code 210-85

Pasadena, CA 91125

[*]

[*]

[*]

Or to such other person or address as Caltech shall furnish to Licensee in writing.

(b)       If to Licensee, to:

Allozyne, Inc.

1616 Eastlake Ave E.

Seattle, WA 98102

ATTN: President

Phone No.: (206) 957-7320

Fax No.: (206) 957-7399

Or to such other person or address as Caltech shall furnish to Licensee in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressee or a person authorized to accept for such addressee or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; if transmitted by facsimile pursuant to this Section 14.1, such communication shall be deemed delivered the same day such facsimile is transmitted, provided that sender has a transmission confirmation sheet indicating successful receipt at the receiving facsimile machine; if sent by overnight courier pursuant to this Section 14.1, such communication shall be deemed delivered on the next business day after the date it is sent by overnight courier; and if sent by mail pursuant to this Section 14.1, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either Party may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 14.1.

14.2 Entire Agreement; Amendments. This Agreement sets forth the complete agreement of the Parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. Except as otherwise provided in this Agreement, no amendment or change in any of the terms hereof subsequent to the execution hereof shall have any force or effect unless agreed to in writing by duly authorized representatives of the Parties.

*Confidential Treatment Requested.

14.3 Waiver. No waiver of any provision, of this Agreement shall be effective unless in writing by the Party giving such waiver. No waiver shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

14.4 Severability. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future regulation then: (a) such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance therewith such law or regulation; but (b) if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with such law or regulation, then such clause, condition, term or part thereof shall be severed from this Agreement and all other clauses, terms and conditions or parts of this Agreement shall remain unimpaired.

14.5 Construction. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. Unless expressly noted, the term “include” (including all variations thereof) shall be construed as merely exemplary rather than as a term of limitation.

14.6 Counterparts/Facsimiles. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. Facsimile signatures shall be deemed original.

14.7 Governing Law. This Agreement, the legal relations between the Parties and any action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding any conflict of law or choice of law rules that may direct the application of the laws of another jurisdiction.

14.8 No Endorsement. Licensee agrees that it shall not make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation.

14.9 Assignability; Successors and Assigns. Caltech may assign this Agreement, and its rights and obligations hereunder, to any person or legal entity without Licensee’s prior written consent; provided, however, that, notwithstanding the foregoing, if any such assignment is to any person or legal entity that is a competitor of Licensee (as determined by Licensee in its sole discretion), then any such assignment shall require the prior written consent of Licensee (which consent may be given or not given in Licensee’s sole discretion). This Agreement, and the rights and obligations hereunder, are not assignable by Licensee without the prior consent of Caltech, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that, notwithstanding the foregoing, Licensee may assign this Agreement, and its rights and obligations hereunder, without the prior consent of Caltech if such assignment is to (i) any Affiliate of Licensee or (ii) any successor to, or purchaser of, all or substantially all of the assets or, operations of Licensee’s business or business unit to which this Agreement pertains. Subject to the provisions of this Section 14.9, this Agreement, and the rights and obligations hereunder, shall be binding upon and inure to the benefit of the successors and assignees of each Party. Subject to the provisions of this Section 14.9, all such successors and assignees shall succeed to all of the rights, and be subject to the all of the obligations, of Caltech or Licensee, as the case may be, under this Agreement.

14.10 Export Regulations. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder. Licensee, Affiliates and Sublicensees will not in any form export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other Party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without fast obtaining such license or approval.

14.11 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming Party, and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signature Page to License Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed:

CALIFORNIA INSTITUTE OF TECHNOLOGY (Caltech)

Date: 10/14/05	By:	/s/ [*]
	Name:	[*]
	Title:	[*]

Date: 10/17/05	ALLOZYNE

	By:	/s/ CARL WEISSMAN
	Name:	CARL WEISSMAN
	Title:	PRESIDENT

*Confidential Treatment Requested.

Exhibit A

Exclusively Licensed Patent Rights

Caltech #	Serial No./ Patent No.	Filing Date/ Issue Date	Title and Inventors
[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

Exhibit B

Technology